PARTNERSHIP AGREEMENT

AGREEMENT, made this 3rd day of September, 2005 by and between Electric Moto Corp. hereinafter “‘the Company” and Nils Wiklund, hereinafter “the Partner”

WHEREAS, the Company desires to obtain marketing, sales and distribution services in connection with the Company’s business affairs outside North America, and the Partner is willing to undertake to provide such services as hereinafter fully set forth;

AND WHEREAS, the Partner has substantial experience in the areas of Marketing, product development, sales and public relations outside North America;

AND WHEREAS, the Partner has expressed a desire to invest in Electric Moto Corporation, both verbally and demonstrably through prior actions;

WITNESSETH NOW THEREFORE, the parties agree as follows:

1. TERM: The term of this Partnership Agreement shall be indefinite.

2. NATURE OF AGREEMENT: During the term of this Agreement, the Company and the Partner agree to the following:

a.) It is understood that the Partner and the Company will work closely with to develop European and Australian distribution channels for the Company’s product line.

b.) It is understood that the Partner will work diligently to establish favorable vendor agreements with European suppliers.

c.) It is agreed that the Company will provide their manufactured products to the Partner for 40% over the true manufactured cost to the Company, payable within 30 days after the shipped date. True manufactured cost shall be determined through an open book accounting of all costs incurred for production of products, including development and general overhead. A current spreadsheet detailing production and operational costs shall be available to both parties to confirm the true manufactured cost.

d.) It is agreed that upon sale of the products, the partner will return 10% of the gross profit from sales to the Company within 60 days. Gross profit for the product is herein defined as the purchase price.

e.) It is agreed that the Company shall grant to the Partner exclusive rights to distribution and sales of the Company’s products for territories including Europe, Australia and New Zealand as per the terms of this agreement.

f.) It is agreed that the Partner will not be reimbursed for any expenses that will create financial obligations for the Company unless approved by the Board of Directors of the Company.

g.) It is agreed that upon mutual agreement of both parties, this document may be modified in the future to address specific issues.

4. COMPENSATION: The Company agrees to compensate the Partner as follows:

Upon execution of this Agreement, the Company shall issue to Partner 6,560,000 shares of the Company’s common stock. All shares provided herein will be bear a restrictive legend, and will be subject to the provisions of SEC Rule 144.

5. LIABILITY OF PARTNER: In furnishing the Company with management advice and other services as herein provided, neither Partner nor any officer, director or agent thereof shall be liable to the Company or its creditors for errors of judgment or for anything except malfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the terms of this agreement.

It is further understood and agreed that the Partner may rely upon information furnished to it reasonably believed to be accurate and reliable and that except as herein provided, the Partner shall not be accountable for any loss suffered by the Company by reason of Company’s actions or non-action on the basis of any advice, recommendation or approval of the Partner, its employees or agents.

The parties further acknowledge that the Partner undertakes no responsibility for the accuracy of any statements to be made by management contained in press releases or other communications, including but not limited to, filings with the Securities and Exchange Commission and the National Association of Securities Dealers.

6. INDEMNIFICATION:

The Partner shall indemnify, defend and hold harmless the Company from and against all claims, losses, costs, damages and expenses, including, without limitation, attorneys’ fees and costs, incurred by the Company resulting from or arising in connection with any intentional or willful misconduct by the Partner arising out of or related to the Partner’s activities under this Agreement. This section shall survive termination of this Agreement regardless of the reason for such termination.

The Company shall indemnify, defend and hold harmless the Partners from and against all claims, losses, costs, damages and expenses, including. Without limitation, attorneys’ fees and costs incurred by the Partners resulting from or arising in connection with any intentional or willful misconduct by the Company or any misrepresentation or concealment of a material fact supplied in written materials provided by Company to the Partners for use in performing the Partner’s duties hereunder. This section shall survive termination of this Agreement regardless of the reason for such termination.

8. BREACH OF CONTRACT: The sole remedy of the Company in respect of any material breach of this Agreement by Partners shall be to terminate this Agreement upon the giving of thirty (30) days prior written notice, in which event all unexercised or partially exercised options shall be null and void and of no effect.

10. NOTICES: All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

11. MISCELLANEOUS:

a.) All final decisions with respect to consultation, advice and services rendered by Partner to the Company shall rest exclusively with the Company.

b.) This Agreement and any additional agreements executed concurrently therewith represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all other negotiations, understandings and representations (if any) made by and between such parties.

Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in accordance with the rules and under the auspices of the American Arbitration Association; and any arbitration shall be conducted in the State of Oregon.

c) Should either Partner be notified that it is under a formal investigation by any regulatory body or should either Partner be named in a legal action or administrative procedure by the Securities and Exchange Commission prior to the effective date of the above mentioned registration, the Company, can, at its sole discretion, terminate this agreement with that party.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the date set forth above. This agreement replaces any and all agreement in the past.

Ely Schless, Chairman & CEO

s/s	Date: 09/03/05

Company:

Electric Moto Corporation

3165 East Main

Ashland, Oregon 97520

Partner:

Nils Wiklund s/s	Date:09/03/05

Nils Wiklund